Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Global Business Travel Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock	457(f)	10,849,043(1)(2)	N/A	$13,995,265.47(3)	$92.70 per $1,000,000	$1,297.36
	Other	Warrants to purchase Class A common stock	—	39,451,067(4)	—	—	—	—(5)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$13,995,265.47		$1,297.36
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,297.36

(1)

Represents the maximum number of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Global Business Travel Group, Inc. (the “Company”) that may be issued directly to (i) holders of Warrants (as defined in the Prospectus/Offer to Exchange), who tender their Warrants pursuant to the Offer (as defined in the Prospectus/Offer to Exchange) and (ii) holders of Warrants who do not tender their Warrants pursuant to the Offer and who, pursuant to the Warrant Amendment (as defined in the Prospectus/Offer to Exchange), if approved, may receive shares of Class A Common Stock in the event the Company exercises its right to convert the Warrants into shares of Class A Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional shares of Class A Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

This maximum aggregate offering price assumes the acquisition of 39,451,067 Warrants in exchange for shares of Class A Common Stock. This maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act, is based on the product of (i) $1.29, the average of the high and low prices of the Warrants on September 1, 2022, as reported on the New York Stock Exchange, and (ii) 39,451,067, the maximum number of Warrants to be acquired in the Offer based on the exchange ratio of 0.275 in effect following the close of trading on the New York Stock Exchange on September 8, 2022, the last trading day prior to commencement of the Offer.

(4)	Represents the maximum number of Warrants that may be amended pursuant to the Warrant Amendment.
(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.